Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fairchild Semiconductor International, Inc.:

We consent to the use of our reports dated March 10, 2006, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of December 25, 2005 and December 26, 2004, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 25, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 25, 2005, and the effectiveness of internal control over financial reporting as of December 25, 2005, incorporated herein by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Boston, Massachusetts

January 17, 2007